                                                                   EXHIBIT J (3)

Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 7, 2000 on our audit of the financial statements and financial highlights of the Firstar Stellar Treasury Fund, the Firstar Stellar Ohio Tax-Free Money Market Fund, the Firstar Stellar Strategic Income Fund, the Firstar Stellar Relative Value Fund, the Firstar Stellar Growth Equity Fund, the Firstar Stellar International Equity Fund, and the Firstar Stellar Science and Technology Fund, seven of the portfolios constituting the Firstar Stellar Funds, and to all references to our firm included in or made a part of this Form N-1A Registration Statement, Post Effective Amendment No. 47, for Firstar Funds, Inc.


/S/ Arthur Andersen LLP
-----------------------
ARTHUR ANDERSEN LLP


Cincinnati, Ohio
December 4, 2000